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Direct Dial: 972-3-692-6854
Direct Fax: 972-696-2744
E-mail: barry@arnon.co.ll

                                November 16, 1997
                                    6241(29)


Accent Software International Ltd.
28 Pierre Koenig Street
Jerusalem 91530 Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with Securities and Exchange Commission on or about October 15, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 11,990,000 Ordinary Shares (the "Shares"). All of the Shares are to be issued by the Company (a) upon conversion of certain 6% debentures (the "Debentures") or of certain preferred shares (the "Preferred Shares") issuable in exchange for the Debentures, (b) as payment of interest due on the Debentures, (c) upon exercise of warrants to purchase an aggregate of 1,150,000 Ordinary Shares issued in connection with

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the sale of the Debentures, and (d) upon exercise of warrants to purchase an aggregate of 787,500 Ordinary Shares issued to the Shemano Group as placement agent, and once issued all such Ordinary Shares may be offered for sale for the benefit of the selling shareholders named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your Israeli legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that, subject, in the case of the Shares to be issued upon conversion of the Debentures or Preferred Shares, to the fulfillment of the terms of conversion of such Debentures or Preferred Shares, and, in the case of the Shares to be issued upon exercise of warrants, to the fulfillment of the terms and conditions of the exercise of the warrants, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                       Very truly yours,

                                       /s/ Yigal Arnon & Co.

                                       Yigal Arnon & Co.